Exhibit 99.1

          FOR IMMEDIATE RELEASE

          NEWS RELEASE

          NEWMONT MINING CORPORATION, 1700 LINCOLN STREET, DENVER, COLORADO
          80203

          Media Contact: Doug Hock      Investor Contact: Terry Terens
                         (303) 837-5812                   (303) 837-6141

          NEWMONT COMPLETES MERGER WITH SANTA FE

               DENVER, May 5, 1997--Newmont Mining Corporation has completed its $2.1 billion merger with Santa Fe Pacific Gold Corporation following votes today by stockholders of both companies.

               Under the merger agreement, announced March 10, each Santa Fe common share has been converted into the right to receive 0.43 of a share of Newmont Mining common stock. As a result of the merger, Newmont Mining will issue approximately 56.6 million new shares and assume outstanding Santa Fe stock options. Following the merger, Newmont Mining transferred Santa Fe to Newmont Gold Company, its operating subsidiary, for the same number of Newmont Gold common shares issued and options assumed by Newmont Mining. This increases Newmont Mining's ownership interest in Newmont Gold to 94 percent from 91 percent.

               Newmont Gold now becomes the largest gold producer in North America and the second largest in the word with 55 million ounces in proven and probable reserves and estimated gold production of
          3.7 million equity ounces in 1997. Cash savings and synergies from the merger are estimated at $70 million to $80 million annually.

               "Santa Fe brings us a tremendous land package, with good reserves, growing production, excellent technology and processing capabilities and talented people. Because of the proximity of our operations in Nevada, this is truly a golden marriage," said Newmont Chairman, President and CEO Ronald C. Cambre.

               The Santa Fe operations include the Lone Tree complex near Battle Mountain, Nevada, the Twin Creeks Mine near Golconda, Nevada, and the Mesquite Mine in southern California. Newmont operates a large mining complex near Carlin, Nevada, as well as joint ventures in Peru, Uzbekistan, and Indonesia.

               Under terms of the merger agreement, five members of the Santa Fe Pacific board are joining the Newmont Mining and Newmont Gold boards, raising the number of directors on each board to 15 and 17, respectively.

               The new board members, elected Monday by a vote of the Newmont boards, are:

          -    James T. Curry Jr., former chief executive officer of BHP
               Minerals;
          - Donald W. Gentry, professor of the Mining Engineering Department at the Colorado School of Mines in Golden, Colorado;
          - Patrick M. James, former chairman, chief executive officer and president of Santa Fe Pacific Gold Corporation;
          - George B. Munroe, former chairman and chief executive officer of Phelps Dodge Corporation;
          - Jean Head Sisco, partner in Sisco Associates, a Washington D.C. management consulting firm, specializing in international risk and trade analysis.

               Cambre also announced the senior management team for the new company, with the following individuals reporting directly to him:

          - Wayne W. Murdy, executive vice president and chief financial officer;
          - Lawrence T. Kurlander, senior vice president and chief administrative officer;
          -    John A.S. Dow senior vice president, exploration;
          - W. James Mullin, elevated to senior vice president, North American operations;
          - David Francisco, elevated to senior vice president, international operations;
          -    Joy E. Hansen, vice president, general counsel;
          -    David A. Baker, vice president, environmental affairs;
          - Bruce Hansen, vice president, project development, joins Newmont from Santa Fe, where he was responsible for corporate development. Hansen, 39, holds a bachelor's degree in mining engineering from the Colorado School of Mines and a masters of business administration from the University of New Mexico.

               Other executive and managerial level changes will be announced in coming days.

               Santa Fe's common stock was delisted from the New York Stock Exchange at the close of trading today. Letters of transmittal with information for exchanging shares will be mailed to Santa Fe stockholders beginning tomorrow. Questions may be directed to Newmont's transfer agent, ChaseMellon Bank, at 1-888-213-0967.

               This press release contains "forward-looking statements" within the meaning of U.S. federal securities laws. The company's performance is subject to risks, uncertainties and other factors that could cause actual results to differ materially from these statements. Such risks include, but are not limited to, gold price volatility, increased production costs, variances in ore grade or recovery rates from those assumed in mining plans, non-realization of estimated synergies, failure to receive on a timely basis necessary permits or other governmental approvals, changes in U.S. or foreign laws or regulations, and delays in the receipt of or failure to obtain any necessary financing. For a more detailed discussion of such risks and other factors, see Item 1 of the 1996 Annual Reports on Form 10-K for Newmont Mining and Newmont Gold.

                                         ###